Exhibit 10.2

April 17, 2023

Clean Earth Acquisitions Corp.

12600 Hill Country Blvd, Building R, Suite 275

Bee Cave, Texas 78738

Re: Clean Earth Acquisitions Corp.—Forfeiture of Remaining Deferred Discount

Ladies and Gentlemen:

This letter references (i) the underwriting agreement (the “Underwriting Agreement”), dated February 23, 2022, between Citigroup Global Markets Inc. (“ Citigroup”), as representative of the underwriters named on Schedule I of the Underwriting Agreement (the “Underwriters”), and Clean Earth Acquisitions Corp., a Delaware corporation (the “Company”), providing for the issuance and sale to the several Underwriters of an aggregate of 20,000,000 units of the Company, in addition to 3,000,000 units of the Company on exercise of the over-allotment option and (ii) that certain letter agreement (the “First Letter Agreement, dated July 26, 2022, between Citigroup and the Company providing for the forfeiture by Citigroup of 50% of its shares of the Deferred Discount. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Underwriting Agreement.

Solely in the event the Company consummates an Initial Business Combination with Alternus Energy Group Plc, Citigroup agrees to forfeit (and irrevocably waives any right to) the remaining 50% of its share of the Deferred Discount (or $3,622,5001) that is to be paid to the Underwriters upon the consummation of such Initial Business Combination and paid out of the proceeds of the Offering held in the Trust Account in accordance with Sections 2(c) and 5(bb) of the Underwriting Agreement. For the avoidance of doubt, taking into account the First Letter Agreement and this letter, Citigroup has agreed to forfeit (and has agreed to irrevocably waive any right to) 100% of its share of the Deferred Discount (or $7,245,000) that is to be paid to the Underwriters upon the consummation of such Initial Business Combination and paid out of the proceeds of the Offering held in the Trust Account in accordance with Sections 2(c) and 5(bb) of the Underwriting Agreement. The amount waived and forfeited by Citigroup may, in the discretion of the Company, be allocated to the other Underwriter or, to the extent not allocated, reduce the Deferred Discount. Except as modified by this paragraph and the First Letter Agreement, the Underwriting Agreement shall otherwise remain in full force and effect.

Sincerely,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Pavan Bellur
Name:	Pavan Bellur
Title:	Managing Director

Acknowledged and accepted by:

CLEAN EARTH ACQUISITIONS CORP.

By:	/s/ Aaron T. Ratner
Name:	Aaron T. Ratner
Title:	CEO

[1]	Represents 50% of the Deferred Discount of $8,050,000 (including the over-allotment option) multiplied by Citigroup’s 90% share of the Deferred Discount.